CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$55,000	$3.92

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated October 12, 2010 (To Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

US$55,000

FLOORED CALLABLE FIXED-TO-FLOATING RATE NOTES DUE OCTOBER 15, 2025

Principal Amount: US$55,000 Issuer: Barclays Bank PLC

Issue Price: 100% Series: Global Medium-Term Notes, Series A

Principal Protection Percentage: If you hold the Notes to maturity, you will receive at least 100% of your principal, subject to the creditworthiness of Barclays Bank PLC. The Notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. Original Issue Date: October 15, 2010

Original Trade Date: October 12, 2010 Maturity Date: October 15, 2025, subject to Redemption at the Option of the Company (as set forth below).

CUSIP: 06738JNK6 Denominations: Minimum denominations of US$1,000 and integral multiples of US$1,000 thereafter.

ISIN: US06738JNK69

Interest Rate Type: Day Count Convention:

☒ Regular Floating Rate

☐ Inverse Floating Rate (see page S-41 of the prospectus supplement for a description of inverse floating rate Notes)☐ Actual/360

☒ 30/360

☐ Actual/Actual

☐ Actual/365☐ NL/365

☐ 30/365

☐ Actual/366

☐ Actual/252 or Business Days/252

Reference Asset/Reference Rate:

☐ CD Rate

☐ CMS Rate

☐ CMT Rate (Reuters Screen FRBCMT Page)

☐ Commercial Paper Rate

☐ Eleventh District Cost of Funds Rate☐ Federal Funds (Effective) Rate

☐ Federal Funds (Open) Rate

☐ EURIBOR

☒ LIBOR

Designated LIBOR Page: Reuters: LIBOR01☐ Prime Rate

☐ Treasury Rate

☐ Other

Index Maturity: 3-month

Interest Rate: For each Interest Period commencing on or after the Original Issue Date, to but excluding October 15, 2012: the Initial Interest Rate

For each Interest Period commencing on or after October 15, 2012, the interest rate per annum will be equal to Reference Rate, subject to the applicable Minimum Interest Rate.

Initial Interest Rate: 5.00%

Minimum Interest Rate: 2.00%

Business Day: ☒ New York

☒ London

☐ Euro

☐ Other (            ) Business Day Convention:☒ Following

☐ Modified Following

☐ Preceding

☐ Adjusted or ☒ Unadjusted

Interest Payment Dates:☐ Monthly,☒ Quarterly,☐ Semi-Annually,☐ Annually,

payable in arrears on the 15th of January, April, July and October, commencing on January 15, 2011 and ending on the Maturity Date or the Early Redemption Date, if applicable.

Interest Period: The initial Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the immediately preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date (or the Early Redemption Date, if applicable).

Interest Reset Dates: For each Interest Period commencing on or after October 15, 2012, the Interest Payment Date for the immediately preceding Interest Period.

Interest Determination Dates: Two London Business Days prior to the relevant Interest Reset Date.

Survivor’s Option: Upon request by the authorized representative of the beneficial owner of the Notes, we will repay those Notes prior to the Maturity Date following the death of the beneficial owner of the Notes, provided such Notes were acquired by the deceased beneficial owner at least six months prior to the date of the request.

The right to exercise this option will be subject to:

• a permitted dollar amount of total exercises by all holders of these Notes in any calendar year; and

• the permitted dollar amount of an individual exercise by a holder of these Notes in any calendar year.

For additional details regarding the Survivor’s Option, see “Description of Survivor’s Option” below.

Redemption at the Option of the Company: We may redeem your Notes, in whole or in part, at the Redemption Price set forth below, on any Interest Payment Date commencing on October 15, 2011, provided we give at least five business days’ prior written notice to the trustee. If we exercise our redemption option, the Interest Payment Date on which we so exercise will be referred to as the “Early Redemption Date”.

Redemption Price:

If we exercise our redemption option, you will receive on the Early Redemption Date 100% of the principal amount together with any accrued and unpaid interest to but excluding the Early Redemption Date.

Settlement: DTC; Book-entry; Transferable.

Listing: The Notes will not be listed on any U.S. securities exchange or quotation system.

Agent: Barclays Capital Inc.

Price to Public Agent’s Commission (1) Proceeds to Barclays Bank PLC

Per Note 100% 1.75% 98.25%

Total $55,000 $962.50 $54,037.50

(1) Barclays Capital Inc. will receive commissions from the Issuer equal to 1.75% of the principal amount of the notes, or $17.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Factors” below. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC. and this offering. Buyers should rely upon this pricing supplement, the prospectus, the prospectus supplement, and any relevant free writing prospectus for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1-10257.

Alternatively, Barclays Capital Inc. or any agent or dealer participating in this offering will arrange to send you this pricing supplement, the prospectus, the prospectus supplement and any relevant free writing prospectus if you request it by calling your Barclays Capital Inc. sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

SELECTED RISK FACTORS

An investment in the Notes involves significant risks. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-5 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

•

Issuer Credit Risk—The Notes are our unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Notes.

•

Reference Rate / Interest Payment Risk—Because the Interest Rate on the Notes (after the initial period during which the fixed Initial Interest Rate is payable) is a floating rate, you will be exposed to risks not associated with a conventional fixed-rate debt instrument. These risks include fluctuation of the applicable Interest Rate and the possibility that, for any given Interest Period, you may receive a lesser amount of interest than for one or more prior Interest Periods. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility also could be characteristic of the future. In addition, the floating Interest Rate for the Notes may be less than the floating rate payable on a similar Note or other instrument of the same maturity issued by us or an issuer with the same or a comparable credit rating.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—Although you will not receive less than the principal amount of the Notes if you hold the Notes to maturity (subject to Issuer credit risk), the Original Issue Price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, assuming no change in market conditions or any other relevant factor, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions may be lower than the Original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. In performing these duties, the economic interests of our affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

HYPOTHETICAL INTEREST RATE AND INTEREST PAYMENT CALCULATIONS

As described above, after the initial Interest Periods for which the Initial Interest Rate is payable, the effective per annum Interest Notes payable on the Notes on each Interest Payment Date will be a floating rate calculated as described under Interest Rate above. The following illustrates the process by which the Interest Rate and interest payment amount are determined for a particular Interest Period during which a floating rate is payable.

For purposes of these examples, we assume that the Notes are not redeemed pursuant to “Redemption at the Option of the Company” as described above. If the Notes were redeemed pursuant to “Redemption at the Option of the Company” as described above, you will receive on the Early Redemption Date the Early Redemption Price applicable to that Early Redemption Date, calculated as described above.

Step 1: Determine the value of the Reference Rate for the Interest Period.

For each such Interest Period, a per annum value for the Reference Rate is determined on the relevant Interest Reset Date by observing the applicable Reference Rate on the Interest Determination Date relating to that Interest Reset Date. For further information concerning the Interest Determination Dates for the Reference Rate, see “Interest Mechanics—How Floating Interest Rates Are Reset” in the prospectus supplement.

Step 2: Determine the per annum Interest Rate for the Interest Period by taking into account the Minimum Interest Rate.

For each such Interest Period, once the Calculation Agent has determined the value of the Reference Rate, the Calculation Agent will then determine the per annum Interest Rate for that Interest Period by assessing that value of the Reference Rate relative to the Minimum Interest Rate. If the Interest Rate otherwise determined for that Interest Period would be less than the Minimum Interest Rate, the Interest Rate for that Interest Period will be the Minimum Interest Rate.

Step 3: Calculate the interest payment amount payable for each Interest Payment Date.

For each Interest Period, once the Calculation Agent has determined the applicable per annum Interest Rate, the Calculation Agent will calculate the effective interest rate for that Interest Period by multiplying the per annum Interest Rate determined for that Interest Period by the applicable day count fraction. The resulting effective interest rate is then multiplied by the relevant principal amount of the Notes to determine the actual interest amount payable on the related Interest Payment Date.

DESCRIPTION OF SURVIVOR’S OPTION

Upon request by the authorized representative of the beneficial owner of the Notes, Barclays Bank PLC will repay those Notes prior to the Maturity Date following the death of the beneficial owner of the Notes (the “Survivor’s Option”), provided such Notes were acquired by the deceased beneficial owner at least six months prior to the date of the request. Upon the valid exercise of the Survivor’s Option and the proper tender of the Notes for repayment, Barclays Bank PLC will repay such Notes, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the Notes plus accrued and unpaid interest to the date of repayment. For purposes of this section, a beneficial owner of Notes is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of such Notes, as well as the right to receive payment of the principal of the Notes.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the Notes under the laws of the applicable jurisdiction (including, without limitation, the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner).

The death of a person holding a beneficial ownership interest in the Notes: (1) with any person in a joint tenancy with right of survivorship; or (2) with his or her spouse in tenancy by the entirety, tenancy in common, as community property or in any other joint ownership arrangement, will be deemed the death of a beneficial owner of those Notes, and the entire principal amount of the Notes held in this manner will be subject to repayment by Barclays Bank PLC upon request. However, the death of a person holding a beneficial ownership interest in Notes as tenant in common with a person other than his or her spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the Notes, and only the deceased beneficial owner’s percentage interest in the principal amount of the Notes will be subject to repayment.

If the ownership interest in the Notes is held by a nominee for a beneficial owner or by a custodian under a Uniform Gifts to Minors Act or Uniform Transfer to Minors Act, or by a trustee of a trust that is wholly revocable by the beneficial owner, or by a guardian or committee for a beneficial owner, the death of the beneficial owner of the Notes will constitute death of the beneficial owner for purposes of the Survivor’s Option, if the beneficial ownership interest can be established to the satisfaction of Barclays Bank PLC. In these cases, the death of the nominee, custodian, trustee, guardian or committee will not be deemed the death of the beneficial owner of the Notes for purposes of the Survivor’s Option.

Barclays Bank PLC has the discretionary right to limit the aggregate principal amount of the Notes as to which exercises of the Survivor’s Option will be accepted by it from all authorized representatives of deceased beneficial owners in any calendar year, to an amount equal to 2.0% of the aggregate amount of the Notes, outstanding as of the end of the most recent calendar year.

Barclays Bank PLC also has the discretionary right to limit to $250,000 the aggregate principal amount of Notes as to which exercises of the Survivor’s Option will be accepted by Barclays Bank PLC from the authorized representative for any individual deceased beneficial owner of such notes in any calendar year. In addition, Barclays Bank PLC will not permit the exercise of the Survivor’s Option (a) for a principal amount less than $1,000, or (b) if such exercise will result in a beneficial ownership interest in a note with a principal amount of less than $1,000 outstanding.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. Elections to exercise the Survivor’s Option will be accepted in the order that they are received and approved by Barclays Bank PLC, except for any election the acceptance of which would contravene any of the limitations described above. Notes accepted for repayment through the exercise of the Survivor’s Option will be repaid on the first Interest Payment Date that occurs 60 or more calendar days after the date of the acceptance and approval by Barclays Bank PLC. Each tendered Note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such Notes were originally tendered. If a Note tendered through a valid exercise of the Survivor’s Option is not accepted by Barclays Bank PLC, the trustee, upon receipt of a valid written instruction from Barclays Bank PLC or its agent, will deliver a notice to the registered holder that states the reason that Note has not been accepted for repayment.

Because the Notes will be issued in book-entry form (except in very limited circumstances), DTC or its nominee will be treated as the holder of the Notes, will be the only entity that receives notices from Barclays Bank PLC (or the trustee) and, on behalf of the deceased beneficial owner’s authorized representative, will be the only entity that can exercise the Survivor’s Option for such Notes. To obtain repayment of the Notes pursuant to exercise of the Survivor’s Option, the deceased beneficial owner’s authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the Notes is held by the deceased beneficial owner:

•	appropriate evidence satisfactory to Barclays Bank PLC that:

(1)	the deceased was the beneficial owner of the Notes at the time of death and his or her interest in the Notes was acquired by the deceased beneficial owner at least six months prior to the request for repayment,

(2)	the death of the beneficial owner has occurred and the date of death, and

(3)	the representative has authority to act on behalf of the deceased beneficial owner;

•

if the beneficial interest in the Notes is held by a nominee or trustee of, custodian for, or other person in a similar capacity to, the deceased beneficial owner, evidence satisfactory to Barclays Bank PLC from the nominee, trustee, custodian or similar person attesting to the deceased’s beneficial ownership of that Notes;

•

a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office in the United States);

•

tax waivers and any other instruments or documents that Barclays Bank PLC reasonably requires in order to establish the validity of the beneficial ownership of the Notes and the claimant’s entitlement to payment; and

•

any additional information Barclays Bank PLC requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the Notes.

In turn, the broker or other entity will deliver each of these items, through the appropriate direct participant in DTC and the facilities of DTC will deliver the Survivor’s Option form of notice (the “Form of Notice”), to the trustee and to Barclays Bank PLC and will certify to Barclays Bank PLC that the broker or other entity represents the deceased beneficial owner. The broker or other entity will be responsible for disbursing payments received from the trustee, through the facilities of DTC, to the authorized representative.

During any time in which the Notes are not represented by a global note and are issued in definitive form:

•	all references in this section to participants and DTC, including the DTC’s governing rules, regulations and procedures, will be deemed inapplicable;

•

all determinations that the DTC participants are required to make as described in this section will be made by Barclays Bank PLC, including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the Notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner; and

•	all redemption requests, to be effective, must:

•	be delivered by the representative to Barclays Bank PLC and to the trustee;

•	be made by completing the Form of Notice in accordance with the related instructions; and

•

be accompanied by, if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a redemption request. If the record holder of the Note is a nominee of the deceased beneficial owner, a certificate or letter from the nominee attesting to the deceased’s ownership of a beneficial interest in the Note must also be delivered.

Barclays Bank PLC retains the right to limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option will be accepted from all authorized representatives of deceased beneficial owners and from the authorized representative for any individual deceased beneficial owner in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option generally will be determined by Barclays Bank PLC, which determination will be final and binding on all parties.

The Form of Notice may be obtained from Barclays Bank PLC, 745 Seventh Avenue, New York, NY 10019, Attention: US-Syndicate, MTN Desk US, telephone: 212-412-1535.

UNITED STATES FEDERAL INCOME TAX TREATMENT

The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

We intend to treat the Notes as contingent payment debt instruments subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the prospectus supplement. Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes. As a result, you may be required to include original issue discount (“OID”) in income during your ownership of the Notes in excess of any cash payments made with respect to the Notes in such taxable year. We intend to treat the excess of any non-contingent payments on the Notes (i.e., the initial 5.00% interest rate) in an accrual period over the product of the comparable yield of the Notes and their adjusted issue price as a nontaxable return of principal which, in turn, will reduce the “adjusted issue price” of the Notes. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above.

3.8% Medicare Tax On “Net Investment Income”

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the interest payments and any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting

Holders that are individuals (and, to the extent provided in future regulations, entities) may be subject to certain foreign financial asset reporting obligations with respect to their Notes if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. This information reporting requirement is generally applicable for taxable years beginning after March 18, 2010. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

For additional ERISA considerations, see “Employee Retirement Income Security Act” in the prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

US$55,000

BARCLAYS BANK PLC

FLOORED CALLABLE FIXED-TO-FLOATING RATE NOTES DUE OCTOBER 15, 2025

GLOBAL MEDIUM-TERM NOTES, SERIES A

(TO PROSPECTUS DATED AUGUST 31, 2010, AND THE

PROSPECTUS SUPPLEMENT DATED AUGUST 31, 2010)